Exhibit 8.3
[Bennett Jones LLP Letterhead]
August 4, 2010

Total S.A.,
2, place Jean Miller,
La Défense 6,
92400 Courbevoie,
France.

Total Capital,
2, place Jean Miller,
La Défense 6,
92400 Courbevoie,
France.

Total Capital Canada Ltd.
2900, 240 – 4th Avenue S.W.
Calgary, Alberta, T2P 4H4
Canada.
Dear Ladies and Gentlemen:
     We have acted as Canadian tax counsel to Total S.A., Total Capital and Total Capital Canada Ltd. (together, the “Issuers”) in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3, filed by the Issuers under the Securities Act of 1933, of an indeterminate aggregate amount of debt securities (the “Registration Statement”).
     We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations-Canadian Taxation” in the Prospectus included in the Registration Statement, subject to the assumptions and limitations contained therein.
     We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Bennett Jones LLP